Exhibit 99

HELMERICH & PAYNE ANNOUNCES ELECTION OF NEW DIRECTOR

Helmerich & Payne, Inc. today announced that Donald F. Robillard, Jr. was elected a Director at the Company’s Annual Shareholders’ Meeting held March 7, 2012.  Mr. Robillard, Senior Vice President and Chief Financial Officer of Hunt Consolidated, Inc., has extensive experience in the oil and gas business.

Company Chairman and CEO, Hans Helmerich commented, “We are pleased to have Don join the Company’s Board.  He brings years of domestic and international energy experience and will be a valuable addition to the Company.”

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of March 9, 2012, the Company’s existing fleet included 263 land rigs in the U.S., 26 international land rigs and nine offshore platform rigs. In addition, the Company is scheduled to complete another 35 new H&P-designed and operated FlexRigs under long-term contracts with customers. Upon completion of these commitments, the Company’s global fleet is expected to have a total of 324 land rigs, including 287 FlexRigs.

Contact:  Roberta Montgomery

(918) 588-5202